Exhibit 10.1

SHAREHOLDER AGREEMENT

THIS AGREEMENT made as of the 30th day of August, 2016.

BETWEEN:

Legacy Ventures International Inc.,
a corporation incorporated under the laws of Nevada

(hereinafter called the “Shareholder”)

AND:

R M Fresh Brands Inc.

a corporation incorporated under the laws of Ontario,

(hereinafter called the “Corporation”)

WHEREAS the Shareholder has, as of the date hereof, acquired Common shares in the capital of the Corporation;

WHEREAS the parties wish to enter into this Agreement in order to make arrangements regarding the organization and affairs of the Corporation and the sale of shares of the Corporation under certain circumstances;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	As used in this Agreement, the following words and phrases mean:

(a)	“Act” means the Business Corporations Act (Ontario), as amended;

(b)	“Affiliate” means an affiliate as that term is defined in the Act;

(c)	“Arm’s Length” means arm’s length as that term is defined in the Income Tax Act (Canada);

(d)	“Board of Directors” means the board of directors of the Corporation from time to time;

(e)	“Fair Market Value” means the price determined in an open and unrestricted market between informed prudent parties, acting at Arm’s Length and under no compulsion to act, expressed in terms of money or money’s worth, as determined by the accountant of the Corporation, or chartered business valuer appointed for such purpose by the Corporation, in their final, sole and unfettered discretion;

(f)	“Place of Closing” means the offices of the solicitors for the purchaser in the subject transaction or such other place as may be agreed to by the vendor and the purchaser in the subject transaction;

(g)	“Shares” means the shares in the capital of the Corporation beneficially owned or controlled by or held for the benefit of the Shareholder, whether now owned or hereafter acquired; and

(h)	“Time of Closing” means 2:00 p.m. or such other time on the Date of Closing (as hereinafter defined in ARTICLE 8 or ARTICLE 9, as the case may be) as may be agreed to by the vendor and the purchaser in the subject transaction.

1.2	All payments contemplated herein shall be paid in Canadian funds, in cash or by certified cheque.

1.3	The division of this Agreement into articles and sections and the use of headings therefor is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

1.4	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.5	All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case required and the verb shall be construed as agreeing with the required word and pronoun.

1.6	When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non– business day, the period in question shall end on the next business day.

1.7	Any references herein to any law, by–law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re–enacted from time to time or as a reference to any successor thereto.

ARTICLE 2

WARRANTIES AND COVENANTS

2.1	The Shareholder warrants that:

(a)	it is the registered and beneficial owner of 100 issued and outstanding Common shares of the Corporation;

(b)	such shares are free and clear of all claims, liens and encumbrances whatsoever and no person, firm, corporation, partnership, trust or other entity has any agreement or option or right capable of becoming an agreement for the purchase of any such shares; and

(c)	it is a corporation organized under the laws of Nevada.

2.2	The Shareholder shall indemnify all other holders of shares of the Corporation and directors and officers of the Corporation from and against any and all liability, claims, damages, etc. arising directly or indirectly with respect to the Corporation or its affairs to the extent of the Shareholder’s proportionate share of the Common Shares.

ARTICLE 3

AUDIT WAIVER

3.1	The Shareholder hereby irrevocably agrees and consents to exempt the Corporation from the requirements of the Act regarding the appointment and duties of an auditor in respect of each and every financial year of the Corporation.

ARTICLE 4

CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETITION & ASSIGNMENT
OF INTELLECTUAL PROPERTY RIGHTS

4.1	Except as required under applicable securities laws and regulations of the United States, the Shareholder agrees that it will not, without the prior consent of the Board of Directors, disclose or release to any third party the financial statements of the Corporation or an Affiliate of the Corporation or any other financial, technical or administrative information he may have or receive concerning the Corporation. The Shareholder shall not make any disclosure or release without the prior written consent of the Corporation, not to be unreasonably withheld or delayed.

4.2	The obligation of confidentiality contained herein shall continue in perpetuity notwithstanding the termination of this Agreement or the sale of the Shareholder’s shares in accordance with the terms of this Agreement.

4.3	The Shareholder shall not, without the prior written consent of the Corporation, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder or in any other manner whatsoever directly or indirectly, carry on or be engaged in or concerned with any business directly competitive with the business carried on by the Corporation in any territory in which the Corporation carries on business.

4.4	The Shareholder shall not, without the prior written consent of the Corporation, either individually or in partnership or jointly in conjunction with any other person as principal, agent, employee, shareholder or in any other manner whatsoever, directly or indirectly hire any existing or previous employee, consultant or contractor of the Corporation nor solicit or induce or attempt to induce any persons who were employees, consultants or contractors of the Corporation to terminate their employment, consultant, contracting or similar arrangement with the Corporation; or solicit, divert or appropriate or attempt to solicit, divert or appropriate any clients, customers or investors of or in the Corporation for the purpose of supplying these customers, clients or investors of or in the Corporation any goods or services which are competitive with the goods or services supplied by the Corporation.

4.5	The Shareholder hereby confirms that the restrictive covenants concerning non- competition and non-solicitation set forth above shall apply during the period in which the Shareholder is a shareholder of the Corporation and for a period of twelve (12) months thereafter.

4.6	The Shareholder shall promptly communicate and disclose to the Corporation all inventions, improvements, modifications, discoveries, designs, formulae, methods and processes made, discovered or conceived by the Shareholder either alone or jointly with others, during the period in which the Shareholder holds shares of the Corporation, providing that same relate to or are capable of being used by the Corporation in the normal course of business. The Shareholder acknowledges and declares that all inventions, improvements, modifications, discoveries, designs, formulae, methods, processes as described above and all patents and patent applications relating thereto are the property of the Corporation. The Shareholder hereby assigns to the Corporation all of the right, title and interest of the Shareholder in any such inventions, improvements, modifications, discoveries, designs, formulae, methods and processes and any patents or patent applications relating thereto. The Shareholder hereby waives all moral rights with regard to the intellectual property described herein. The Shareholder shall execute all instruments and documents and do all such further acts and things as are necessary or desirable in the Corporation’s opinion, to carry out the provisions of this Section whether during the period in which the Shareholder holds shares of the Corporation or at any time thereafter.

4.7	All references in Article 4 to the “Corporation” shall be deemed to include not only the Corporation but also all Affiliates thereof.

ARTICLE 5

RESTRICTION ON TRANSFER OF SHARES

5.1	The Shareholder covenants that it will not sell, assign, transfer, pledge, mortgage, charge, create a security interest in, hypothecate, enter into any agreement or option to or otherwise dispose of, encumber or deal with any of his Shares, except with the prior written consent of the Board of Directors and in compliance with applicable securities laws. In the event of any authorized transfer of the Shareholder’s Shares, all transferees of such Shares shall furnish a written agreement under which the transferee will agree to be bound by the terms of this Agreement.

ARTICLE 6
LOCK-UP

6.1	In the event of an initial public offering of the Corporation, the Shareholder covenants and agrees that it will not, for a period of 365 days after the initial public offering of the Corporation, directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend, swap, or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any Shares, unless: (i) the prior written consent of the Board of Directors has been obtained; or (ii) there occurs a bona fide take-over bid or similar transaction involving a change of control of the Corporation, provided that in the event that the take-over or similar transaction is not completed, any Shares shall remain subject to the restrictions contained in this ARTICLE 6. For purposes of this Section and any other Sections of this Agreement, any reference to an initial public offering of the Corporation shall refer to any going public transaction, including without limitation a reverse takeover.

ARTICLE 7

MAJORITY SALE

7.1	If any shareholder(s) of the Corporation representing not less than 50% (“Majority Shareholders”) of the issued common shares of the Corporation agrees to accept an offer made by a third party dealing at Arm’s Length to purchase, directly or indirectly, substantially all of their shares, the Shareholder shall be obliged at the request of the Corporation to sell all of its Shares to the said third party for the price and on the terms equivalent to those set out in the offer of the third party.

7.2	If, at any time, the Majority Shareholders have agreed to approve a transfer or lease of all or substantially all of the assets of the Corporation in one transaction or a series of transactions (an “Asset Sale Transaction”), the Shareholder will be deemed to have granted to one Majority Shareholder selected by all of the Majority Shareholders or, if no selection is made, to the President of the Corporation, (the “Voting Nominee”) the following rights with respect to the Shares:

(a)	the right to exercise, as the Voting Nominee may in its absolute discretion deem fit, all votes attached to the Shares at any meeting of the shareholders of the Corporation, and at any adjournment of any meeting, with respect to the approval of the Asset Sale Transaction;

(b)	the right to sign, as the Voting Nominee may in its absolute discretion deem fit, all resolutions of the Shareholder with respect to the approval of the Asset Sale Transaction;

(c)	the right to waive notice of any meeting of shareholders of the Corporation; and

(d)	all incidental and ancillary voting rights attached to the Shares and all rights to initiate, participate in and consent to any action or proceeding of the shareholders of the Corporation with respect to the approval of the Asset Sale Transaction.

7.3	Waiver of Dissent Rights. The Shareholder will be deemed to have waived all dissent rights with respect to the Asset Sale Transaction.

7.4	If, at any time, the Majority Shareholders have agreed to approve an initial public offering (an “IPO”), the Shareholder will be deemed to have granted to the Voting Nominee the following rights with respect to the Shares:

(a)	the right to exercise, as the Voting Nominee may in its absolute discretion deem fit, all votes attached to the Shares at any meeting of the shareholders of the Corporation, and at any adjournment of any meeting, with respect to the approval of the IPO;

(b)	the right to sign, as the Voting Nominee may in its absolute discretion deem fit, all resolutions of the Shareholder with respect to the approval of the IPO;

(c)	the right to waive notice of any meeting of shareholders of the Corporation; and

(d)	all incidental and ancillary voting rights attached to the Shares and all rights to initiate, participate in and consent to any action or proceeding of the shareholders of the Corporation with respect to the approval of the IPO.

ARTICLE 8

TRIGGERING EVENTS

8.1	Triggering Events. If any of the following events (each a “Triggering Event”) occurs:

(a)	a transfer by the Shareholder of the Shares, except in compliance with this Agreement;

(b)	proceedings or other acts or actions through which the Shareholder may be adjudicated bankrupt or insolvent or granted relief or protection under any law relating to bankruptcy, insolvency, or relief of debtors, including under the Bankruptcy and Insolvency Act (Canada) or other similar laws applicable to the Shareholder; or

(c)	a material breach by the Shareholder of any provision of this Agreement.

8.2	Notice. The Shareholder and/or the Shareholder’s administrator, or other legal or personal representative, as the case may be, will give notice in writing to the Corporation promptly following the occurrence of a Triggering Event.

8.3	Purchase Option. The Shareholder grants to the Corporation an irrevocable option (the “Purchase Option”), exercisable following a Triggering Event, to purchase all or part of the Shares for 75% of the Fair Market Value in accordance with the provisions set out in ARTICLE 9 below. The Purchase Option may be exercised by the Corporation at any time within three hundred and sixty-five (365) days of the occurrence of a Triggering Event by giving notice in writing to the Shareholder specifying the intention of the Corporation to exercise such right.

8.4	Date of Closing. The Corporation shall purchase the Shares on the thirtieth (30th) day following the exercise of the Purchase Option, unless such date falls on a weekend or holiday in which case the purchase shall take place on the first Business Day following such weekend or holiday (the “Date of Closing”). Notwithstanding the foregoing, the purchase price payable for the Shares shall be payable as follows:

(a)	25% shall be paid at the Time of Closing; and

(b)	the remaining 75% shall be paid in two (2) consecutive annual instalments commencing on the first anniversary of the Date of Closing.

8.5	In the event that the Shareholder requests approval of the Board of Directors to transfer the Shares, the Corporation shall have the right to purchase the Shares on the terms upon which the Shareholder proposed to transfer the Shares. The Shareholder shall provide a copy of the offer received. The price per Share shall be the lesser of the Fair Market Value or the price set forth in the offer.

ARTICLE 9

ARRANGEMENT REGARDING PURCHASES

9.1	Any right of the Corporation to purchase the Shares of the Shareholder provided for in this Agreement can be assigned by the Corporation to any third party at its sole discretion.

9.2	At the Time of Closing, the Shareholder shall:

(a)	do all things required in order to deliver good and marketable title to the Shares being purchased (the “Purchased Shares”) to the Corporation free and clear of any claims, liens and encumbrances whatsoever including, without limitation, the delivery of any governmental releases and declarations of transmission provided that, if at the Time of Closing the Purchased Shares are not free and clear of all claims, liens and encumbrances whatsoever, the Corporation may, without prejudice to any other rights which it may have, purchase the Purchased Shares subject to such claims, liens and encumbrances. In that event, the Corporation shall, at the Time of Closing, assume all obligations and liabilities with respect to such claims, liens and encumbrances and the purchase price payable by the Corporation for the Purchased Shares shall be satisfied, in whole or in part, as the case may be, by such assumption. The amount so assumed shall reduce the purchase price payable at the Time of Closing; and

(b)	either provide the Corporation with evidence reasonably satisfactory to the Corporation that the Shareholder is not then a “non–resident” of Canada within the meaning of the Income Tax Act (Canada) or provide the Corporation with a certificate pursuant to Subsection 116 of the Income Tax Act (Canada) with a certificate limit in an amount not less than the purchase price for the Purchased Shares; provided that if such evidence or certificate is not forthcoming, the Corporation shall be entitled to make the payment of tax required under Article 116 of the Income Tax Act (Canada) and to deduct such payment from the purchase price for the Purchased Shares.

9.3	If, at the Time of Closing, the Corporation or an Affiliate of the Corporation is indebted to the Shareholder in an amount recorded on the books of the Corporation or Affiliate and verified by the accountants of the Corporation or Affiliate, as the case may be, the Corporation or Affiliate, as the case may be, shall repay such amount to the Shareholder at the Time of Closing.

9.4	If, at the Time of Closing, the Shareholder is indebted to the Corporation or an Affiliate of the Corporation in an amount recorded on the books of the Corporation or Affiliate and verified by the accountants of the Corporation or the Affiliate, as the case may be, the Shareholder shall repay such amount to the Corporation or Affiliate at the Time of Closing.

9.5	If, at the Time of Closing, the Shareholder fails to complete the subject transaction of purchase and sale, the Corporation shall have the right, if not in default under this Agreement, without prejudice to any other rights which it may have, upon payment of the purchase price payable to the Shareholder at the Time of Closing to the credit of the Shareholder in the main branch of the Corporation’s bankers in the City of Mississauga, to execute and deliver, on behalf of and in the name of the Shareholder, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the subject transaction and the Shareholder hereby irrevocably appoints the President or Secretary of the Corporation and/or any other officer of the Corporation as the Corporation may determine his attorney in that behalf in accordance with the Powers of Attorney Act, R.S.O. 1990, P.20, and in accordance with the said Act, the Shareholder declares that this power of attorney may be exercised during any subsequent legal incapacity on his part.

ARTICLE 10
TERMINATION

10.1	This Agreement, except ARTICLE 4 and ARTICLE 6 which will continue as contemplated therein, shall terminate on the earlier of:

(a)	the issuance of a receipt for a final prospectus in respect to the Corporation by the Ontario Securities Commission (or similar securities commission);

(b)	the completion of the sale of the Shareholder’s Shares in accordance with the provisions of this Agreement; or

(c)	following completion by the Corporation of a going public transaction, the Shareholder’s distribution of all of the Shares on a pro-rata basis to all of its shareholders in compliance with applicable securities laws.

ARTICLE 11

GENERAL CONTRACT PROVISIONS

11.1	All share certificates of the Corporation registered in the name of the Shareholder shall have the following legend endorsed thereon forthwith after the execution of this Agreement:

“The shares represented by this certificate are subject to an agreement dated as of the 30th day of August, 2016 made among Legacy Ventures International Inc. and the Corporation.”

11.2	All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or courier, by prepaid registered mail or sent by e-mail, facsimile or functionally equivalent electronic means of communication, addressed to such other party or delivered to such other party as follows:

(a)	To the Shareholder at:

2602 Innisfil Road

Mississauga, ON L5M 4H9

Attention: President

Email: evanjclifford@gmail.com

(b)	To the Corporation at:

601-5770 Hurontario St.
Mississauga, ON L5R 3G5

Attention: President

Email:_________________

or at any other address as may be given by any of them to the other in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been given or made and received on the day it is so delivered, or, if sent by prepaid registered mail, on the fifth (5th) Business Day after which it is so mailed. Any communication transmitted by e-mail or other form of electronic communication will be deemed to have been given or made and received on the day on which it was transmitted (but if the communication is transmitted on a day which is not a Business Day or after 4:00 p.m. (local time of the recipient)), the communication will be deemed to have been received on the next Business Day. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every communication must be effected by personal delivery, or by facsimile, e-mail or functionally equivalent electronic means.

11.3	The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by–laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

11.4	Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

11.5	This Agreement constitutes the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof.

11.6	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, assigns and legal representatives.

11.7	This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

11.8	Any finding that a provision of this Agreement is invalid or unenforceable shall apply only to such provision and such provision shall be deleted from this Agreement without affecting the enforceability of the balance of this Agreement.

11.9	The Shareholder acknowledges that it has read and understood the terms and conditions of this Agreement and acknowledges and agrees that it has had the opportunity to seek, and was neither prevented nor discouraged by the Corporation from seeking, any independent legal advice which it considered necessary prior to the execution and delivery of this Agreement and that, in the event that it did not avail itself of that opportunity prior to signing this Agreement, it did so voluntarily without any undue pressure, and agrees that its failure to obtain independent legal advice will not be used by it as a defence to the enforcement of its obligations under this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

Legacy Ventures International Inc.

By:	/s/ Evan Clifford
Name:	Evan Clifford
Office:	CEO

R M Fresh Brands Inc.

By:	/s/ Rony Patel
Name:	Rony Patel
Office:	President